[O'MELVENY & MYERS LLP LETTERHEAD]



                                  December
                                   16th
                                  1 9 9 7








(714) 760-9600
                                                    7,955-003
                                                  NB1-338939.V1

Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California  92626

              Re:    Registration Statement on Form S-8 of
                     Apria Healthcare Group Inc. (the "Company")

Ladies and Gentlemen:

              At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock"), to be issued pursuant to the Apria Healthcare Group Inc. 1997 Stock Incentive Plan
(the "Plan"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

              Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

             We consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Respectfully submitted,

                                     /s/ O'Melveny & Myers LLP